Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, our auditors’ report dated March 14, 2011 which is included in the Form 10-K/A of Silverado Gold Mines Ltd. for the year ended November 30, 2010, in the company’s registration statements on Form S-8, including, without limitation, those with file numbers 333-170927, 333-167403, and 333-163744.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

December 12, 2011